UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HILLTOP HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Tel: 214.855.2177
Fax: 214.855.2173
www.hilltop-holdings.com
NYSE: HTH

NOTICE OF 2009 ANNUAL MEETING

AND PROXY STATEMENT

April 30, 2009

You are cordially invited to attend our 2009 Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas local time, on June 4, 2009.  The meeting will be held at The Crescent Club, which is located on the 17th floor at 200 Crescent Court, Dallas, Texas 75201.

This booklet includes the formal notice of the meeting and our proxy statement.  The proxy statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.

YOUR VOTE IS VERY IMPORTANT.  Even if you only have a few shares, we want your shares to be represented.  Please vote promptly in order to ensure that your shares are represented at the meeting.

We look forward to seeing you at the meeting.

Very truly yours,

Larry D. Willard
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2009

This proxy statement and our Annual Report for the fiscal year ended December 31, 2008 are both available at
http://phx.corporate-ir.net/phoenix.zhtml?c=147468&p=proxy

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Tel: 214.855.2177
Fax: 214.855.2173
www.hilltop-holdings.com
NYSE: HTH

Notice of 2009 Annual Meeting of Stockholders

To Be Held on June 4, 2009

WHEN:	Thursday, June 4, 2009, at 10:00 a.m., Dallas, Texas local time

WHERE:	The Crescent Club
200 Crescent Court, 17th Floor
Dallas, Texas 75201

WHY:	At this meeting, you will be asked to:

	1.	Elect twelve directors to serve on our Board of Directors until the 2010 annual meeting of stockholders and until their successors are duly elected and qualify;
	2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and
	3.	Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

WHO MAY VOTE:	Stockholders of record at the close of business on April 9, 2009.

ANNUAL REPORT:	Our 2008 Annual Report is enclosed.

DATE OF MAILING:	This notice and the accompanying proxy statement, as well as our Annual Report, are first being mailed to our stockholders on or about April 30, 2009.

Your vote is very important.  Please read the proxy statement and voting instructions on the enclosed proxy card.  Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Corey G. Prestidge
General Counsel & Secretary

April 30, 2009

Dallas, Texas

PROXY STATEMENT

Hilltop Holdings Inc.

2009 Annual Meeting of Stockholders

June 4, 2009

i

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hilltop Holdings Inc., or Hilltop or the Company, of proxies to be voted at the 2009 Annual Meeting of Stockholders being held on Thursday, June 4, 2009, and at any adjournments or postponements of the meeting.  The following questions and answers provide important information about the 2009 Annual Meeting and this Proxy Statement.

What am I voting on?

At the 2009 Annual Meeting, stockholders will be asked to:

•      Elect twelve directors to serve on our Board of Directors until the 2010 annual meeting of stockholders and until their successors are duly elected and qualify;

•      Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009; and

•      Transact any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

What is the Board of Directors’ recommendations?

The Board of Directors recommends a vote FOR the election of each of our director candidates and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Who is entitled to vote?

Holders of record of our common stock at the close of business on April 9, 2009, are entitled to vote at the meeting.  Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.

How do I vote?

You may vote in person at the meeting or by proxy.  We recommend that you vote by proxy even if you plan to attend the meeting.  You always can change your vote at the meeting.  If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you.  Most brokers offer voting by mail, telephone and internet.

How do proxies work?

Our Board of Directors is asking for your proxy.  Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct.  You may vote for all, some or none of our director candidates, and you may vote for or against, or abstain from voting on, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

You may receive more than one proxy or voting card depending on how you hold your shares.  Shares registered in your name are covered by one card.  If you also hold shares through a broker or other nominee, you also may receive material from them asking how you want to vote.  To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

How do I revoke a proxy?

You may revoke your proxy before it is voted by:

•      Submitting a new, properly executed proxy with a later date;

•      By voting in person at the meeting; or

•      By notifying our corporate Secretary in writing at the address listed under “Questions” on page33.

Will my shares be voted if I don’t sign a proxy?

If you hold your shares directly in your own name, they will not be voted unless you provide a proxy.  Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker.  Brokerage firms have the authority under applicable rules to vote on certain “routine” matters, including the uncontested election of directors and the ratification of auditors.

What constitutes a quorum?

In order to carry on the business of the meeting, we must have a quorum.  This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy.  Both abstentions and broker non-votes (described below) are counted as present for purposes of determining the presence of a quorum.  On the record date, we had 56,459,817 shares of common stock outstanding and entitled to vote at the meeting.

How many votes are needed for approval?

Election of Directors

Election of the director nominees requires the affirmative vote of a plurality of the votes cast on the matter.  The director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.  For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Stockholders may not cumulate votes in the election of directors.

Ratification of Independent Auditor

The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009 will be ratified if this proposal receives an affirmative vote of a majority of the votes cast on the matter.  If this appointment is not ratified by stockholders, the Audit Committee and Board of Directors may reconsider its recommendation and appointment, respectively.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

A “broker non-vote” occurs when a broker submits a proxy, but does not vote for or against the matter.  This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.

Who conducts the proxy solicitation?

Our Board of Directors is soliciting the proxies, and we will bear all costs of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement.  Copies of solicitation material will be furnished to banks, brokerage houses and other agents and nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to those beneficial owners.  In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners.  We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation material to the beneficial owners of the shares that they hold of record.  Certain of our officers and employees also may solicit proxies on our behalf by mail, email, phone, fax or in person.

What should I do if I want to attend in person?

Only stockholders of record, their proxy holders and invited guests may attend the meeting.  If your shares are held by a broker or nominee, bring your most recent brokerage statement with you to the meeting.  We can use that to verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a proxy.  If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.  Any holder of a proxy from a stockholder must present the proxy card, properly executed, to be admitted.  Stockholders and proxy holders must present a form of photo identification, such as a driver’s license.

PROPOSAL ONE – ELECTION OF DIRECTORS

General

At the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the director candidates named below.

Our Board of Directors oversees the management of us on your behalf.  The Board of Directors reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the authorization of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.

Our Board of Directors is not classified; thus, all of our directors are elected annually.  The Nominating and Corporate Governance Committee has recommended, and our Board of Directors has nominated, for re-election each of the twelve persons currently serving as directors whose terms are expiring at the 2009 Annual Meeting of Stockholders.

Since the last annual meeting of stockholders, our Board of Directors acted to increase the size of our Board of Directors by one member and elected Jess T. Hay to fill the vacancy created by the increase.

If elected, each of the persons nominated as a director will serve until the next annual meeting of stockholders and until their successors are duly elected and qualify.  Personal information on each of our nominees is given below.

Our Board of Directors has determined that seven of the twelve nominees for election as directors at the 2009 Annual Meeting of Stockholders have no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and are independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE.  The independent directors are Rhodes Bobbitt, W. Joris Brinkerhoff, Charles R. Cummings, J. Markham Green, Jess T. Hay, William T. Hill, Jr. and W. Robert Nichols, III.  The determinations regarding the independence of these individuals were based upon information known by the members of the Board of Directors concerning each other and supplied by each of the directors for the purpose of this determination.  None of these directors had any transactions, relationships or arrangements that were required to be considered by the Board of Directors in determining that the director is independent.  Assuming the election of our twelve nominees, all of our directors, other than Messrs. Ford, Robinson, Staff, Webb and Willard, also will be “independent” directors, as set forth in our Director Independence Criteria.  The full text of the Director Independence Criteria can be found in the “Investor Relations – Governance – Corporate Governance Documents” section of our website at www.hilltop-holdings.com.  A copy also may be obtained upon request by writing our corporate Secretary at the address provided on page 33.

Our Board of Directors met twelve times during 2008.  During 2008, no director attended fewer than 75% of the meetings of the Board of Directors and of the board committees on which he served, except for Mr. Nichols who missed one of the two Nominating and Corporate Governance Committee meetings during his tenure in 2008.  Because fewer than ten non-management stockholders usually attend our annual meetings in person, our Board of Directors has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders.  Mr. Willard attended the 2008 annual meeting of stockholders.

Nominees for Election as Directors

Rhodes R. Bobbitt Age 63

Mr. Bobbitt has served as a director of Hilltop since November 2005. Mr. Bobbitt is retired. From 1987 until June 2004, he served as a Managing Director and the Regional Office Manager of the Private Client Service Group of Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman, Sachs & Company from 1969 until 1987. He is actively involved with the University of Texas as a member of the University of Texas Development Board, was Co-Chairman of the Dallas Leadership Council—Capital Raising Campaign, and is a member of the University of Texas

MBA Investment Fund Advisory Board. He also serves on the Board of Directors of First Acceptance Corporation, including the Nominating and Corporate Governance, Investment, and Audit Committees of that company.

W. Joris Brinkerhoff Age 57

Mr. Brinkerhoff has served as a director of Hilltop since June 2005. Mr. Brinkerhoff founded a Native American owned joint venture, Doyon Drilling Inc. J.V., in 1981 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1992. Doyon Drilling Inc. J.V. designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff currently manages, on a full-time basis, family interests, including oil and gas production, a securities portfolio and various other business interests. He actively participates in numerous philanthropic organizations.

Charles R. Cummings Age 72

Mr. Cummings has served as a director of Hilltop since October 2005. Mr. Cummings currently serves as the President and Chief Executive Officer of CB Resources, Inc., a petroleum and gas company, Container Investments, Inc. and Waste Concepts, Inc. He also currently serves as Chairman of Aaren Scientific, Inc. and Or-Tech Ingredients, Inc. From September 1998 through 2008, Mr. Cummings served as Chairman and Chief Executive Officer of Opthalmic Innovations International, a manufacturer of intraocular lenses. Mr. Cummings is a partner of Bravo Equity Partners II, L.P., an equity investments group targeting growth companies with a focus on the Hispanic market, Transco Leasing and North Texas Pollo Campero. He was a co-founder of IESI Corporation in 1994, serving as a director until the sale of the company in January 2005. He also is a former audit partner with Arthur Young & Company.

Gerald J. Ford Age 64

Mr. Ford has served as Chairman of the Board of Hilltop since August 2007, and has served as a director of Hilltop since June 2005. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 30 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently participates on numerous boards of directors, including Triad Financial SM LLC and Triad Financial Holdings LLC, for which he also is Co-Chairman of the Board, First Acceptance Corporation, for which he also is Chairman of the Board, McMoRan Exploration Co., Freeport McMoRan Copper and Gold Inc. and Scientific Games Corporation. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University and is a Managing Partner of Flexpoint Ford, LLC, a private equity fund. Hilltop’s general counsel and secretary, Corey Prestidge, is the son-in-law of Mr. Ford.

J. Markham Green Age 65

Mr. Green has served as a director of Hilltop since February 2004. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up, and served on the boards, of eight companies, including Affordable Residential Communities Inc., the predecessor company to Hilltop Holdings Inc. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of the company and co-head of the Financial Services Industry Group at the time of his retirement in 1992. Mr. Green is a member of the board of directors of MENTOR/The National Mentoring Partnership.

Jess T. Hay Age 78

Mr. Hay has served as a director of Hilltop since March 2009. Mr. Hay was the Chairman and Chief Executive Officer of Lomas Financial Corporation, formerly a diversified financial services company engaged principally in mortgage banking, retail banking, commercial leasing and real estate lending, and of Lomas Mortgage USA, a mortgage banking institution, from which he retired in December 1994. He is the Chairman of the Texas Foundation for Higher Education, a non-profit organization dedicated to promoting higher education in the State of Texas, a position that he has held since 1987. He also is a director of MoneyGram International, Inc., Trinity Industries, Inc. and Viad Corp.

William T. Hill, Jr. Age 66

Mr. Hill has served as a director of Hilltop since April 2008. Mr. Hill is currently of counsel at Fitzpatrick Hagood Smith & Uhl, a criminal defense firm. Prior to that, Mr. Hill served as the Dallas District Attorney and the Chief Prosecuting Attorney of the Dallas District Attorney’s office. During his tenure at the District Attorney’s office, Mr. Hill restructured the office of 250 lawyers and 150 support personnel, including the computerization of the office in 1999. For more than four decades, Mr. Hill has been a strong community leader serving on a number of charitable boards and receiving numerous civic awards, including President of the SMU Mustang Board of Directors and Chairman of the Doak Walker Running Back Award its first year. Mr. Hill currently serves on the board of directors of Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC and Baylor Hospital Foundation, and is actively involved in the Mercy Street Mission as the Director of Strategic Initiatives. Mercy Street is a Christian-based organization serving West Dallas children by placing mentors with the children.

W. Robert Nichols, III Age 64

Mr. Nichols has served as a director of Hilltop since April 2008. Mr. Nichols has been a leader in the construction machinery business since 1966. He is the President of Conley Lott Nichols, a dealer for several manufacturers of construction machinery, with offices in seven Texas cites. He has served on numerous bank and bank holding company boards, including United Mexico Bancorp and Ford Bank Group. Mr. Nichols is active in civic and charitable activities, serving as an active director at M.D. Anderson Hospital, The Nature Conservancy of Texas, Mercy Street and Baylor Hospital Emergency Center capital campaign.

C. Clifton Robinson Age 71

Mr. Robinson has served as a director of Hilltop since March 2007. From 2000 until its acquisition by a subsidiary of Hilltop in January 2007, Mr. Robinson was Chairman of the Board and Chief Executive Officer of NLASCO, Inc., an insurance holding company domiciled in Texas. Mr. Robinson continues to serve as Chairman of the Board of NLASCO, Inc. In 2000, Mr. Robinson formed NLASCO, Inc. in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the President and Chief Executive Officer of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLASCO, Inc. From 1964 to the present, Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He previously has held positions with various insurance industry associations, including Vice-Chairman of the Board of Texas Life and Health Guaranty Association, President of the Independent Insurance Agents of Waco-McLennan County and membership on the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriting Association. Mr. Robinson currently serves on the Board of Trustees of the Scottish Rite Hospital for Children in Dallas, Texas.

James R. Staff Age 61

Mr. Staff has served as a director of Hilltop since June 2005. Mr. Staff has been a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership of which Mr. Ford serves as general partner, since November 2002. Mr. Staff serves on the board of directors of Triad Financial SM LLC and Triad Financial Holdings LLC. He also is Chairman of the Board of Directors of Ganado Bancshares, Inc., Citizens State Bank, ABNA Holdings, Inc. and American Bank, N.A. Further, Mr. Staff is a principal of Flexpoint Ford, LLC, a private equity fund of which Mr. Ford is a Managing Partner. Previously, Mr. Staff was an Executive Vice President and the Chief Financial Advisor of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from October 1994 until November 2002. During this period, he also served as a Director of First Nationwide Mortgage Corporation and Auto One Acceptance Corporation.

Carl B. Webb Age 59

Mr. Webb has served as a director of Hilltop since June 2005. Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership of which Mr. Ford serves as a general partner, since November 2002. Mr. Webb also is a principal of Flexpoint Ford, LLC, a private equity fund of which Mr. Ford is a Managing Partner. Mr. Webb was the interim President and Chief Executive Officer of Triad Financial Corporation from August 2005 until June 2007. Previously, Mr. Webb was the President, Chief Operating Officer and a Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 until his departure in November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and Chief Executive Officer of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and a Director of First National Bank at Lubbock (1983 to 1988). Currently, Mr. Webb sits on the Boards of Directors of Triad Financial SM LLC and Triad Financial Holdings LLC, for which he also is Co-Chairman of the Board, M & F Worldwide Corp. and AMB Property Corporation.

Larry D. Willard Age 66

Mr. Willard has served as Chief Executive Officer and a director of Hilltop since September 2005 and June 2005, respectively, and has served as Hilltop’s president since August 2007. Mr. Willard previously served as Chairman of the Board of Hilltop from September 2005 until August 2007. Mr. Willard retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had served as Regional President of the New Mexico and West Texas Region of Wells Fargo and Company from 1998 through 2004. Mr. Willard also served from 1994 to 1998 as Chairman of the Board, Chief Executive Officer and Regional President of Norwest Corporation, an affiliate of Norwest Bank New Mexico, N.A. Prior to that, he spent 18 years with United New Mexico Financial Corporation and Ford Bank Group, Inc. serving in various capacities.

Vote Necessary to Elect Directors

Election of the director nominees requires the affirmative vote of a plurality of the votes cast on the matter.  The director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.  For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Under applicable rules, a broker will have the authority to vote for the director nominees in the absence of instructions from the beneficial owner of the relevant shares.  Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

Director Compensation

General

Members of our Board of Directors who also are full-time employees do not receive any compensation for their service on the Board of Directors or any committee of the Board of Directors.  All other directors receive the following compensation for their service on the Board of Directors:

•      $40,000 annual retainer; and

•      $2,000 fee for participation in each meeting of the Board of Directors at which attendance in person is requested (one-half of that fee is paid for participation in any meeting at which attendance is requested by telephone).

In addition, members of board committees receive the following additional compensation:

•      Audit Committee—$65,000 annual fee for the chairperson of the committee;

•      Nominating and Corporate Governance Committee—$10,000 annual fee for the chairperson of the committee;

•      Compensation Committee—$10,000 annual fee for the chairperson of the committee;

•      Investment Committee—$25,000 annual fee for the chairperson of the committee; and

•      $1,000 fee for participation in each meeting of that board committee.

Members of our Board of Directors may elect to receive their aggregate Board of Directors and board committee compensation:

•      entirely in the form of cash;

•      entirely in the form of common stock; or

•      one-half in cash and one-half in common stock.

Cash and shares of common stock are paid and issued, respectively, in arrears on a calendar quarterly basis, with no vesting requirements.  Customarily, these payments and issuances occur by the 15th day of the month following the applicable calendar quarter-end.  The value of the common stock awarded is based upon the average closing price per share of our common stock for the last ten consecutive trading days of the applicable calendar quarter.  In lieu of fractional shares of common stock that would otherwise be issuable to directors, we pay cash to the director based upon the value of those fractional shares at the value the shares are awarded to the director.  If a director does not serve for the entire calendar quarter, that director is compensated based upon the time of service during the applicable calendar quarter.

Each member of our Board of Directors is reimbursed for out-of-pocket expenses associated with his service on, and attendance at, Board of Directors or board committee meetings.  Other than as described above, members of our Board of Directors receive no additional compensation for their service on the Board of Directors or board committees.

Political Action Committee Matching Program

The NLASCO Political Action Committee, or the PAC, is a separate segregated fund that was formed to make political contributions.  To encourage participation in the PAC by eligible participants, for each contribution made to the PAC by an eligible individual contributor, Hilltop makes a matching contribution to any Section 501(c)(3) organization of the contributor’s choice, dollar for dollar, up to the maximum amount an eligible individual can contribute to the PAC in a given calendar year.  Under this program, no contributor to the PAC receives any financial, tax or other tangible benefit or premium from either Hilltop or the recipient charities.  This program is completely voluntary.

2008 Director Compensation

Director Compensation Table for 2008(a)

	Fees earned or paid in cash	Stock awards	All other compensation	Total
Name	($)	($)	($)	($)

Rhodes Bobbitt	103,500	—	—	103,500
W. Joris Brinkerhoff	30,018	29,982	—	60,000
Charles R. Cummings	132,500	—	—	132,500
Gerald J. Ford	69,000	—	—	69,000
J. Markham Green	68,000	—	—	68,000
William T. Hill, Jr.	48,000	—	—	48,000
W. Robert Nichols, III	52,500	—	—	52,500
C. Clifton Robinson	56,000	—	—	56,000
James R. “Randy” Staff	16	66,984	—	67,000
Carl B. Webb	20	62,980	—	63,000
Larry D. Williard	—	—	—	—

(a)   Fees earned for services performed in 2008 include annual retainers, meeting fees and chairperson remuneration.  Aggregate fees paid to non-employee directors for annual retainers and committee chairmanships were paid quarterly in arrears.  Cash was paid in lieu of the issuance of fractional shares.  Service for any partial quarter is calculated and paid on the basis of time served during the applicable calendar quarter.  Non-employee directors are solely responsible for the payment of taxes payable on remuneration paid by the Company.  The value of stock awarded was determined based upon the average closing price per share of our common stock for the last ten consecutive trading days of the calendar quarter during which the stock was earned.

As described above, the 2008 stock awards were issued to each non-employee director who elected to receive all or part of his director compensation in the form of our common stock, generally within 15 days following each applicable calendar quarter-end.  All of our personnel, as well as non-employee directors, are subject to trading restrictions with regard to our common stock, and trading may only occur during a “trading window.”  Provided that any such party does not possess material, non-public information about us, this trading period commences on the second business day after the public release of quarterly or annual financial information and ends one month after the public release of that information.

The following numbers of shares of our common stock were issued to our directors for services performed during 2008:  W. Joris Brinkerhoff—2,957 shares;  James R. “Randy” Staff—6,607 shares;  and Carl B. Webb—6,194 shares.  Certain of the foregoing shares were issued in 2009 for services performed in the fourth quarter of 2008.  For more information regarding cost recognition for the issuance of stock, refer to the disclosure in “Notes to Consolidated Financial Statements—Note 1. Business, Basis of Presentation and Summary of Significant Accounting Policies—Summary of Significant Accounting Policies—Stock Based Compensation” commencing on page F-13 of our Annual Report on Form 10-K for the year ended December 31, 2008.

Each of the above directors had outstanding the following aggregate numbers of shares of our common stock awarded for services performed on behalf of us from election or appointment through the end of fiscal 2008:  Rhodes Bobbitt—1,562 shares;  W. Joris Brinkerhoff—6,930 shares;  Charles R. Cummings—5,379 shares;  Gerald J. Ford—2,893 shares;  J. Markham Green—3,309 shares;  James R. “Randy” Staff—12,476 shares;  and Carl B. Webb—13,591 shares.  For further information about the stockholdings of these directors and our management, see “Stock Ownership—Security Ownership of Management” commencing on page 14 of this Proxy Statement.

Board Committees

General

The Board of Directors appoints committees to assist it in carrying out its duties.  In particular, committees work on key issues in greater detail than would be practical at a meeting of all the members of the Board of Directors.  Each committee reviews the results of its deliberations with the full Board of Directors.

The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee.  Current copies of the charters for the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, as well as our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Chief Executive and Senior Financial Officers, may be found on our website at www.hilltop-holdings.com, under the heading “Investor Relations — Governance — Corporate Governance Documents.”  Printed versions also are available to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions” on page 33.  A more detailed description of these committees is set forth below.  Our Board of Directors may, from time to time, establish certain other committees to facilitate the management of us.

Committee Membership

The following table shows the current membership of, and the 2008 fiscal meeting information for, each of the committees of the Board of Directors.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee (1)	Investment Committee

Rhodes Bobbitt	€	Chairman		Chairman
W. Joris Brinkerhoff		€
Charles R. Cummings	Chairman		€
Gerald J. Ford				€
J. Markham Green	€			€
Jess T. Hay			€
William T. Hill, Jr.		€	€
W. Robert Nichols, III			Chairman
C. Clifton Robinson
James R. Staff
Carl B. Webb
Larry D. Willard				€

Meetings in Fiscal 2008	8	4	4	4

(1)   Mr. Hay was appointed to the Nominating and Corporate Governance Committee on March 12, 2009.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  The Audit Committee helps our Board of Directors ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm.  In furtherance of those matters, the Audit Committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent registered public accounting firm, oversees each annual audit and quarterly review and prepares the report that federal securities laws require be included in our annual proxy statement, which appears on page 31.  Mr. Cummings has been designated as Chairman, and Messrs. Green and Bobbitt are members, of the Audit Committee.  Our Board of Directors has reviewed the education, experience and other qualifications of each member of the Audit Committee.  Based upon that review, our Board of Directors has determined that Mr. Cummings qualifies as an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission, and each member is independent for purposes of audit committee members, as set forth in the New York Stock Exchange’s listing standards.  Currently, none of our Audit Committee members serve on the audit committees of three or more public companies.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers our approved management incentive and 2003 equity incentive plans and produces the annual report on executive compensation for inclusion in our annual proxy statement, which appears on page 22.  Each member is independent in accordance with the listing standards of the New York Stock Exchange.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose is as follows:

•      Identify, screen and recommend to our Board of Directors individuals qualified to serve as directors of us and on committees of the Board of Directors;

•      Advise our Board of Directors with respect to the composition, procedures and committees of the Board of Directors;

•      Advise our Board of Directors with respect to the corporate governance principles applicable to us, and

•      Oversee the evaluation of the Board of Directors and our management.

Each member is independent in accordance with the listing standards of the New York Stock Exchange.

Investment Committee

The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures that we utilize in determining that funds are invested in accordance with policies and limits approved by it; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities.

Corporate Governance

General

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness.  The guidelines govern, among other things, board member qualifications, responsibilities, education, management succession and executive sessions.  A copy of the corporate governance guidelines may be found at our corporate website at www.hilltop-holdings.com under the heading “Investor Relations—Governance — Corporate Governance Documents.”  A copy also may be obtained upon request from our corporate Secretary at the address listed under “Questions” on page 33.

Board Performance

Our Board of Directors conducts an annual survey of its members regarding its performance and reviews the results of the survey with a view to improving efficacy and effectiveness of the Board of Directors.  In addition, the full Board of Directors reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Executive Board Sessions

The current practice of our Board of Directors is to hold an executive session of its non-management directors at least once per quarter.  The individual who serves as the chair at these executive sessions rotates each year among the chairs (if such chair is not a member of management) of the committees of the Board of Directors.  Executive sessions of the independent directors of the Board of Directors also are held at least once per fiscal year.

Communications with Directors

Our Board of Directors has established a process to receive communications from stockholders and other interested parties.  Stockholders and other interested parties may contact any member or all members of the Board of Directors by mail.  To communicate with our Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title.  This correspondence should be sent to Hilltop Holdings Inc., c/o Secretary, 200 Crescent Court, Suite 1330, Dallas, Texas 75201.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors.  Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s).  In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed.  If the amount of correspondence received through the foregoing process becomes excessive, our Board of Directors may consider approving a process for review, organization and screening of the correspondence by the corporate Secretary or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.  We also have adopted a code of business conduct and ethics applicable to all officers, directors and employees.  Both codes are available on our website at www.hilltop-holdings.com under the heading “Investor Relations—Governance—Corporate Governance Documents.” Copies also may be obtained upon request by writing our Corporate Secretary at the address listed under “Questions” on page 33.  Amendments to, and waivers from, our senior officer code of ethics and our code of business conduct and ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards.

Director Nomination Procedures

The Nominating and Corporate Governance Committee believes that, at a minimum, candidates for membership on the Board of Directors should have demonstrated an ability to make a meaningful contribution to the Board of Directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct.  The Nominating and Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities.  In making its recommendations to the Board of Directors, the Nominating and Corporate Governance Committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The Nominating and Corporate Governance Committee expects, in the future, to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above.  The Nominating and Corporate Governance Committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates.  As described below, the Nominating and Corporate Governance Committee also will consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the committee expects to collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, and if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee expects to request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate.  In certain instances, members of the Nominating and Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our Second Amended and Restated Bylaws, as summarized below on page 33 under “Stockholder Proposals for 2010,” the Nominating and Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates.  Such recommendations should be submitted to the Nominating and Corporate Governance Committee “c/o Secretary” at Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Director recommendations submitted by stockholders should include the following information regarding the stockholder making the recommendation and the individual(s) recommended for nomination:

•      name, age, business address and residence address;

•      the class, series and number of any shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop owned, beneficially or of record (including the name of the nominee holder if beneficially owned);

•      the date(s) that shares of Hilltop stock or other securities of Hilltop or any affiliate of Hilltop were acquired and the investment intent of such acquisition;

•      any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any securities of Hilltop or any affiliate of Hilltop;

•      whether and the extent to which such person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the prior six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (a) manage risk or benefit of changes in the price of Hilltop securities or any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement or (b) increase or decrease the voting power of such person in Hilltop disproportionately to such person’s economic interest in Hilltop securities (or, as applicable, any security of any entity listed in the peer group in the stock performance graph included in the materials distributed with this Proxy Statement);

•      any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with us), by security holdings or otherwise of such person in us or in any of our affiliates, other than an interest arising from the ownership of securities where such person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

•      the investment strategy or objective, if any, of the stockholder making the recommendation and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors, or potential investors, in such stockholder (if not individuals);

•      to the extent known by the stockholder making the recommendation, the name and address of any other stockholder supporting the nominee for election or reelection as a director;

•      a certificate executed by the proposed nominee that certifies that the proposed nominee is not, and will not, become a party to, any agreement, arrangement or understanding with any person or entity other than us in connection with service or action as a director that has not been disclosed to us and that the proposed nominee consents to being named in a proxy statement and will serve as a director if elected;

•      completed Proposed Nominee questionnaire (the questionnaire will be provided by us upon request by writing or telephoning our Corporate Secretary at the address or phone number listed under “Questions” on page 33); and

•      all other information that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and the rules promulgated thereunder.

The stockholder recommendation and information described above must be delivered to the Corporate Secretary not earlier than the 120th day and not later than 5:00 p.m., Dallas, Texas time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Dallas, Texas time, on the later of the 90th day prior to the date of such annual meeting of stockholders and the 10th day following the date on which public announcement of the date of such annual meeting is first made.  In the event, however, the number of directors to be elected to the Board of Directors is increased and there is no public announcement of such action at least 100 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, notice also will be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to the Corporate Secretary not later than 5:00 p.m, Dallas, Texas time, on the tenth day following the day on which the public announcement is first made.

The Nominating and Corporate Governance Committee expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Mr. Hay has not previously stood for election on our Board of Directors, as he was elected to our Board of Directors in March 2009.  Pursuant to an action of the Board of Directors at a meeting held March 12, 2009, the mandatory retirement age for directors was waived with regard to the service of Messrs. Cummings, Hay and Robinson.

No fee was paid to any third party or parties to identify or evaluate, or assist in identifying or evaluating, potential nominees.

The Nominating and Corporate Governance Committee did not receive the name of any recommended director nominee from a stockholder.

STOCK OWNERSHIP

Principal Stockholders

The following table sets forth information regarding our common stock beneficially owned on April 9, 2009 by any person or “group,” as that term is used in Section 13(d)(3) of Securities Exchange Act of 1934, known to us to beneficially own more than five percent of the outstanding shares of our common stock.

Name and Addresss of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)

Gerald J. Ford (b)
200 Crescent Court, Suite 1350	15,048,102	26.7%
Dallas, Texas 75201

(a)   Based on 56,459,817 shares of common stock outstanding on April 9, 2009.  Shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of April 9, 2009 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)   The shares of common stock beneficially owned by Mr. Ford include: (i) 15,044,616 shares owned by Diamond A Financial, LP and (ii) 3,486 shares owned by Turtle Creek Revocable Trust.  Mr. Ford is the sole general partner of Diamond A Financial, LP and the trustee of Turtle Creek Revocable Trust.  Mr. Ford has sole voting and dispositive power of these shares.

Security Ownership of Management

The following table sets forth information regarding the number of shares of our common and preferred stock beneficially owned on April 9, 2009, by:

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our directors and named executive officers presently serving, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.  Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to any applicable community property law.

	Common Stock			Series A Cumulative Redeemable Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (a)	Amount and Nature of Beneficial Ownership	Percent of Class (b)

Rhodes Bobbitt	126,059	(c)	*	20,000	*
W. Joris Brinkerhoff	32,215		*	1,000	*
Charles R. Cummings	37,476		*	—	*
Gerald J. Ford (d)	15,048,102	(d)	26.7%	530,000	10.6	%(e)
200 Crescent Court, Suite 1350
Dallas, Texas 75201
J. Markham Green	119,152		*	—	*
Jess T. Hay	—		*	—	*
William T. Hill, Jr.	—		*	—	*
W. Robert Nichols, III	—		*	—	*
C. Clifton Robinson	1,218,880		2.2%	—	*
James “Randy” Staff	137,121		*	—	*
Carl B. Webb	76,284		*	—	*
Larry D. Willard	251,116	(f)	*	35,000	*
Darren Parmenter	20,361	(g)	*	1,000	*
Corey G. Prestidge	—		*	—	*
Greg Vanek	20,000	(h)	*	5,000	*

All Directors and Named Executive Officers, as a group (15 persons)	17,086,766	(i)	30.1%	592,000	11.8%

*	Represents less than 1% of the outstanding shares of such class.

(a)

Based on 56,459,817 shares of common stock outstanding on April 9, 2009. Shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of April 9, 2009, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(b)	Based on 5,000,000 shares of Series A Cumulative Redeemable Preferred Stock outstanding on April 9, 2009.

(c)	Includes 62,100 shares of common stock held in an IRA account for the benefit of Mr. Bobbitt.

(d)

The shares of common stock beneficially owned by Mr. Ford include: (i) 15,044,616 shares owned by Diamond A Financial, LP and (ii) 3,486 shares owned by Turtle Creek Revocable Trust. Mr. Ford is the sole general partner of Diamond A Financial, LP and the trustee of Turtle Creek Revocable Trust. Mr. Ford has sole voting and dispositive power of these shares.

(e)

The shares of Series A Cumulative Redeemable Preferred Stock include 530,000 shares owned by Diamond A Financial, LP. Mr. Ford is the sole general partner of Diamond A Financial, LP. Mr. Ford has sole dispostive power over these shares.

(f)

Includes 210,000 shares of common stock acquirable pursuant to the exercise of stock options. Also includes 1,116 shares of common stock held in individual trusts for Mr. Willard’s three grandchildren. Mr. Willard is the custodian of these trusts and, therefore, may be deemed to beneficially own the shares held in the trusts. Mr. Willard disclaims beneficial ownership of the shares held in those trusts.

(g)

Includes 20,000 shares of common stock acquirable pursuant to the exercise of a stock option. Excludes 30,000 shares of common stock acquirable pursuant to the exercise of a stock option that will not vest within 60 days of April 9, 2009.

(h)

Includes 20,000 shares of common stock acquirable pursuant to the exercise of a stock option. Excludes 30,000 shares of common stock acquirable pursuant to the exercise of a stock option that will not vest within 60 days of April 9, 2009.

(i)

Represents 15 persons and includes 250,000 shares of common stock acquirable pursuant to the exercise of stock options. Excludes 60,000 shares of common stock acquirable by our named executive officers pursuant to the exercise of stock options that will not vest within 60 days of April 9, 2009.

MANAGEMENT

Executive Officers

General

We have identified the following officers as “executive officers,” consistent with the definition of that term as used by the SEC:

Name	Age	Position	Officer Since

Larry D. Willard	66	President, Chief Executive Officer and Director	2005
Darren Parmenter	46	Senior Vice President - Finance	2007
Corey G. Prestidge	35	General Counsel and Secretary	2008
Greg D. Vanek	48	President of NLASCO, Inc.	2007

Business Experience of Executive Officers

Information concerning the business experience of Mr. Willard is set forth above under “Proposal One — Election of Directors — Nominees for Election as Directors” on page 3.

Darren Parmenter.  Mr. Parmenter has served as Senior Vice President of Finance of Hilltop since June 2007.  From January 2000 to June 2007, Mr. Parmenter was with Hilltop’s predecessor, Affordable Residential Communities Inc., and served as the Controller of Operations from April 2002 to June 2007.  Prior to 2000, Mr. Parmenter was employed by Albertsons Inc., as an Assistant Controller.

Corey G. Prestidge.  Mr. Prestidge has served as General Counsel and Secretary of Hilltop since January 2008.  From November 2005 to January 2008, Mr. Prestidge was the Assistant General Counsel of Mark Cuban Companies.  Prior to that, Mr. Prestidge was an associate in the corporate and securities practice group at Jenkens & Gilchrist, a Professional Corporation, which is a former national law firm that is no longer providing legal services. Mr. Prestidge is the son-in-law of our Chairman of the Board, Gerald J. Ford.

Greg Vanek.  Mr. Vanek has served as President and Chief Operating Officer of NLASCO since 2001, and National Lloyds Insurance Company and American Summit Insurance Company, subsidiaries of NLASCO, since 1997 and 2001, respectively, except for a brief period during 2000 when he was self-employed.  Prior to his service in those capacities, Mr. Vanek served as Vice President of Marketing and as an underwriter for National Lloyds Insurance Company since joining the company in 1986.  He is a member of various insurance industry associations, including a member and officer of the Association of Fire and Casualty Companies of Texas Legislative Committee and a board member of Southwestern Insurance Information Service.

Terms of Office and Relationships

Our named executive officers are elected annually or, as necessary, to fill vacancies or newly created offices by our Board of Directors.  Each named executive officer holds office until his successor is duly elected or qualifies or, if earlier, until his retirement, death, resignation or removal.  Any officer or agent elected or appointed by our Board of Directors may be removed by our Board of Directors whenever, in its judgment, our best interests will be served, but any removal will be without prejudice to the contractual rights, if any, of the person so removed.

Except as disclosed elsewhere in this Proxy Statement, there are no familial relationships among any of our current directors or executive officers.  Except as described under “Proposal One — Election of Directors — Nominees for Election as Directors” commencing on page 3, none of our director nominees hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15(d) of the Securities Exchange Act of 1934 or any company registered as an investment company under the Investment Company Act of 1940.

Except as set forth in this Proxy Statement, there are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or that officer was selected.

Compensation Discussion and Analysis

In the paragraphs that follow, we will discuss the overall objectives of our compensation program and what it is designed to reward participants over the life of the program, each element of compensation that we provide and an explanation of the reasons for the compensation decisions we have made regarding the following individuals, whom we refer to as our “named executive officers” for 2008:

•                  Larry D. Willard—President and Chief Executive Officer.

•                  Darren Parmenter—Senior Vice President of Finance (principal financial officer).

•                  Corey G. Prestidge — General Counsel and Secretary.

•                  Greg Vanek—President of NLASCO.

Following this discussion, we provide specific information about compensation earned or awarded to our named executive officers during 2008.

Objectives of Our Executive Compensation Program

Our compensation program includes the following available components: salary, at-risk incentives and equity incentives linked to performance and the creation of stockholder value.  In structuring our compensation programs each year, the Compensation Committee selects the particular components and the weighting given to those components, based upon our strategic objectives.  We believe that it is critical to structure the compensation program in such a manner to retain those with the talent, skill and experience necessary for us to realize our strategic objectives.

With this in mind, the following principles help to guide our decisions regarding compensation of our named executive officers:

•                  Compensation opportunities should be competitive with market practices.  In order to attract and retain the executives with the experience and skills necessary to lead our company and motivate them to deliver strong performance to our stockholders, we are committed to providing total annual compensation opportunities that are competitive.

•                  A substantial portion of compensation should be performance-based.  Our executive compensation program emphasizes pay for performance.  This means that corporate performance, as assessed by our Compensation Committee and under the management incentive plan, as the case may be, has the possibility to represent a substantial portion of the named executive officer’s total compensation.

•                  Management’s interests should be aligned with those of our stockholders.  Our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price.  Although we have no mandatory requirement of stock ownership by our employees, including our named executive officers, stock ownership is encouraged.

•                  Compensation should be perceived as fair and equitable.  We strive to create a compensation program that will be perceived as fair and equitable, both internally and externally.  We also consider the pay of the named executive officers relative to one another and to other members of the management team.

How We Determine and Assess Executive Compensation Generally

Role of the Compensation Committee

The Compensation Committee of our Board of Directors is responsible for reviewing and approving all aspects of the compensation programs for our named executive officers and making all decisions regarding specific compensation to be paid or awarded to them.  The Compensation Committee is responsible for, among its other duties, the following:

•                  Review and approval of corporate incentive goals and objectives relevant to compensation;

•                  Evaluation of individual performance results in light of these goals and objectives;

•                  Evaluation of the competitiveness of the total compensation package; and

•                  Approval of any changes to the total compensation package, including, but not limited to, salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Compensation Committee is responsible for determining all aspects of compensation of the Chief Executive Officer, as well as assessing his individual performance.

The Compensation Committee may, in its discretion, consider (i) the transferability of managerial skills, (ii) the relevance of each named executive officer’s experience to other potential employers, and (iii) the readiness of the named executive officer to assume a different or more significant role, either within our organization or with another organization.  When making pay-related decisions, the Compensation Committee also has considered our specific circumstances and the associated difficulties with attraction, retention and motivation of talent and its importance in supporting achievement of our strategic objectives.

Information about the Compensation Committee and its composition, responsibilities and operations can be found on page 9 of this Proxy Statement and in the “Investor Relations-Governance” section of our website.

Role of the Chief Executive Officer in Compensation Decisions

Mr. Willard, as the Chief Executive Officer, recommends to the Compensation Committee any compensation changes affecting the other named executive officers.  Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year Mr. Willard recommends the level of base salary increase, if any, reviews and approves the specific individual objectives in the annual incentive program and recommends the long-term incentive grant value for the other named executive officers.  His recommendations are based upon his assessment of the individual officer’s performance, performance of the officer’s respective business or function and employee retention considerations.  The Compensation Committee reviews Mr. Willard’s recommendations and must approve any compensation changes affecting our officers or executives.  Mr. Willard does not play any role with respect to any matter impacting his own compensation.

Role of Compensation Consultant

The Compensation Committee retained Towers Perrin to provide market data and to advise on market trends and practices in connection with determining compensation payable in 2007 and 2006.  The Compensation Committee then made its own determinations regarding 2007 and 2006 compensation of the named executive officers, considering the data and advice provided by Towers Perrin, among other factors.  Since the Compensation Committee has determined not to increase the 2008 or 2009 compensation of the named executive officers, other than with respect to Mr. Prestidge as described below, it did not retain in 2008, and does not plan to retain in 2009, the services of a compensation consultant.

Other Factors

Pay decisions are made following a review and discussion of both the financial and operational performance of our businesses and the annual performance reviews of the named executive officers and other members of the management team.

Elements of our Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and principles set forth above.  The basic elements of our 2008 and 2009 executive compensation program are summarized below, followed by a more detailed discussion of those programs.

Our compensation policies and programs are considered by the Compensation Committee in a total rewards framework, considering both “pay”—base salary, annual incentive compensation and long-term incentive compensation; and “benefits”—benefits, perquisites and executive benefits and other compensation.  Our executive compensation program consists primarily of the following components:

Compensation Component	Purpose

Base Salary	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held.

Annual Incentives	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our short-term/annual objectives.

Long-term Incentives	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our long-term objectives.

Perquisites	Fixed component of pay intended to provide an economic benefit to us in attracting and retaining executive talent.

Post-Termination Compensation (Severance and Change in Control)

Fixed component of pay intended to provide a temporary income source following an executive’s involuntary termination and, in the case of a change-in-control, to also provide continuity of management during that event.

Base Salary

We provide base salaries for each named executive officer, commensurate with the services each provides to us, because we believe a portion of total direct compensation should be provided in a form that is fixed and liquid.  For 2008, base salary remained unchanged for the named executive officers, except with respect to Mr. Prestidge who commenced employment with us in 2008.  The following is the base salaries for the named executive officers in 2008 and 2009:

	Base Salary
Name	2008	2009

Larry D. Willard	$500,000	$500,000
Darren Parmenter	$275,000	$275,000
Corey G Prestidge	$225,000	$275,000
Greg Vanek	$275,000	$275,000

Annual Incentive Awards

Our named executive officers and other employees are eligible to receive annual incentive awards based upon our financial performance and other factors, including individual performance.  The Compensation Committee believes that this element of compensation is important to focus management efforts on, and provide rewards for, annual financial and strategic results that are aligned with creating value for our stockholders.  In years past, this component of the compensation program was pre-determined at the outset of the year and based upon measurable criteria.  In 2008, our Compensation Committee decided to eliminate the pre-determined nature of this incentive compensation from the compensation program for our named executive officers serving at Hilltop, while maintaining that structure at our insurance holding company, NLASCO, Inc.  This decision was due to the sale of substantially all of our assets in July 2007 and the change in the primary focus of Hilltop management towards acquisitions with its available cash.  This component of the compensation program for the named executive officers at Hilltop in 2008 and 2009 is purely at the discretion of the Compensation Committee.  Therefore, the Compensation Committee is entitled to reward those officers on a more subjective, versus quantitative basis, which it believes is more relevant given the nature of Hilltop’s current focus.  The Compensation Committee, however, envisions returning to previous structure upon the consummation of an acquisition of a business with our available cash.

With respect to the award payable to Mr. Vanek in 2008, the thresholds under the management incentive plan were based upon achievement of certain combined ratios.  The level of performance below which no compensation would be earned was specified at a combined ratio of 86% or greater, the target level of performance was specified at a combined ratio of 83% or less and the maximum level of performance beyond which no additional compensation would be earned was set at a combined ratio of 79% or less.  Combined ratio is the sum of two ratios, loss and loss adjustment expense ratio and policy acquisition and other underwriting expense ratio.  Loss and loss adjustment expense ratio is loss and loss adjustment expenses divided by net premiums earned for the same period.  Policy acquisition and other underwriting expense ratio is policy acquisition and other underwriting expense divided by net premiums earned for the same period.

The Compensation Committee, in its sole discretion, determines the amount of each participant’s award based on attainment of the applicable performance goals and assessments of individual performance.  For 2008 performance, the combined ratio exceeded the amount at which an award was payable.  The Compensation Committee, however, has the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events or to pay discretionary bonuses.  The following discretionary bonuses were paid for services rendered in 2008:

Name	Amount of Cash Bonus

Larry D. Willard	$—
Darren Parmenter	$—
Corey Prestidge	$50,000
Greg Vanek	$55,000

As previously mentioned, the named executive officers serving at Hilltop will be awarded bonuses in 2009 at the discretion of the Compensation Committee.  With respect to Mr. Vanek, the Compensation Committee approved the following performance criteria for 2009:

•                  Maximum - a 2009 combined ratio of 84% or less, a maximum of 75% of the named executive officer’s salary;

•                  Target -  a 2009 combined ratio above 84%, but 90% or lower, a maximum of 50% of the named executive officer’s salary; and

•                  Threshold - if the 2009 combined ratio is over 90%, but the non-catastrophe loss and loss adjustment expense ratio is 42% or less, then a maximum of 25% of the named executive officer’s salary.

The management incentive plan provides that, upon a change in control (as defined in the plan), each participant (which includes each of the named executive officers) would be entitled to payment of a pro-rata bonus for the year in which the change of control occurs, the amount of which would be determined assuming the maximum level of performance had been achieved.

Long-Term Incentive Awards

As described above, we believe that a portion of each named executive officer’s compensation should be tied to the performance of our company’s stock price, aligning the officer’s interest with that of our stockholders.  In this regard, our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price.  Further discussion of the 2003 equity incentive plan pursuant to which such options are awarded is found after the “Grants of Plan Based Awards” section below.

On July 27, 2006 and March 8, 2007, the Compensation Committee granted options to purchase 200,000 and 10,000 shares, respectively, to Mr. Willard.  On October 25, 2007, the Compensation Committee granted options to purchase 50,000 shares to each of Mr. Parmenter and Mr. Vanek.  The Compensation Committee granted the stock options to Mr. Willard in March 2007 in order to offset, in part, the dilutive effect that the rights offering conducted by the Company in January 2007 had on the stock options awarded to them in July 2006.  The number of shares granted was consistent with the provisions of other instruments that were adjusted as a result of the rights offering.  In determining the number of stock options granted to Messrs. Parmenter and Vanek, the Compensation Committee did not take into account specific individual performance factors, but rather considered the awards previously made to other executive officers.  No option awards were granted in 2008.

The sale of substantially all of our assets on July 31, 2007 constituted a change in control under this plan.  Accordingly, the options granted to Mr. Willard to purchase an aggregate of 210,000 shares became fully vested.

We have not adopted a formal policy for the timing of grants of equity awards.  The Compensation Committee, however, follows an informal practice of annually reviewing and determining whether to grant equity awards.  If off-cycle awards, such as in the case of new hires, promotions or special retention awards, were required to be considered, the Compensation Committee would determine the applicability and amount of any such awards on a case-by-case basis.

All option awards made to eligible employees, including the named executive officers, are made pursuant to the 2003 equity incentive plan.  All stock options issued under the terms of the plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant.  For this purpose, the market value is deemed to be the closing price of the common stock on the New York Stock Exchange on the date of grant of the stock options.  Options awards are not subject to re-pricing.

All stock option awards made to the named executive officers are made by the Compensation Committee and not pursuant to delegated authority.

Perquisites and Other Benefits

We provide a limited number of perquisites and other benefits to our named executive officers.  Generally, our named executive officers receive only medical benefits, life insurance and long-term disability coverages, as well as supplemental contributions to the Company’s 401(k) program, on the same terms and conditions as available to all employees.  These medical and insurance benefits generally consist of group medical coverage with applicable deductibles and co-pays and complementary long-term disability capped at $50,000, with the option to purchase additional coverage.

In addition, in connection with the Company’s move in principal headquarters from Colorado to Dallas, Texas, we have reimbursed Mr. Willard, on a tax grossed-up basis, for certain expenses for housing, private aircraft and automobile use and we have reimbursed Mr. Parmenter for certain housing and relocation expenses.

Severance and Other Post-Termination Compensation

Currently, we do not maintain any severance or change in control program for the named executive officers.  We, however, have historically paid severance, the amount of which is generally determined both by length of  tenure and level of compensation, when termination occurs other than for cause and pursuant to which certain benefits may be provided to the named executive officers.  Absent the negotiation of specific agreements with the named executive officers, their severance benefits would be provided on the same basis as provided to other employees of the Company.

Currently, Mr. Parmenter and we are a party to an employment agreement pursuant to which we agreed that if he is terminated without reasonable cause, he will be entitled to one year of base salary, plus a bonus and COBRA coverage for 18 months.

Further discussion of the employment and severance agreements and payments made pursuant thereto may be found in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below.

The 2003 equity incentive plan, pursuant to which stock option awards are granted to the named executive officers, contains specific termination and change-in-control provisions.  We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control and so that employees who remain after a change of control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control.  Under the terms of the plan, if a change of control event (as defined under the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  The sale of substantially all of our assets in July 2007 constituted a change in control under this plan.  Further discussion of the change in control payments made pursuant to the 2003 equity incentive plan may be found in the “Employment Contracts, Termination of Employment and Change in Control Arrangements” section below.

Other Programs and Policies

Stock Ownership Requirements

Our senior executives are encouraged to own a meaningful amount of our common stock; however, there is no formal policy that requires such stock ownership.  Each of the named executive officers owns common stock of the Company, as specified in “Stock Ownership — Security Ownership of Management “ beginning on page 14 of this Proxy Statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code, or the Code, imposes a $1.0 million limit on the tax-deductibility of compensation paid to our five most highly paid executives, which includes the named executive officers.  Exceptions are provided for compensation that is “performance-based” and paid pursuant to a plan meeting certain requirements of Section 162(m) of the Code.  The Compensation Committee has carefully considered the implications of Section 162(m) of the Code and believes that tax deductibility of compensation is an important consideration.  Accordingly, where possible and considered appropriate, the Compensation Committee strives to preserve corporate tax deductions.  The Compensation Committee, however, reserves the flexibility, where appropriate, to approve compensation arrangements that may not be tax deductible to the Company, such as base salary and awards of time-based restricted stock.  The Compensation Committee will continue to review the Company’s executive compensation practices to determine if other elements of executive compensation constitute “qualified performance-based compensation” under Section 162(m) of the Code.

We also continue to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004.  Section 409A imposes substantial limitations and conditions on nonqualified deferred compensation plans, including certain types of equity compensation and separation pay arrangements.

Accounting Considerations

Differing forms of equity awards will have comparable accounting treatments under FAS 123 (R) and, therefore, we expect that accounting treatments will not influence our selection of forms of equity compensation.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Hilltop has reviewed and discussed with management the Compensation Discussion and Analysis contained in Hilltop’s Proxy Statement.  Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Hilltop’s Proxy Statement.

The foregoing report has been submitted by the following members of the Compensation Committee:

Rhodes Bobbitt (Chairman)              W. Joris Brinkerhoff              William T. Hill, Jr.

Executive Compensation

The following tables set forth information concerning the compensation earned for services performed during 2008, 2007 and 2006 by the named executive officers, who were either serving in such capacities on December 31, 2008 or during 2008 or are reportable pursuant to applicable SEC regulations.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus (a) ($)	Option awards (b) ($)		Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)

Larry D. Willard	2008	500,000		—	—		—		194,294	(f)	694,294
President and Chief	2007	500,000		—	40,422	(c)	500,000	(e)	131,599	(f)	1,172,021
Executive Officer	2006	500,000		—	788,365	(c)	500,000	(e)	86,394	(f)	1,874,759

Darren Parmenter	2008	275,000		—	—		—		68,764	(g)	343,764
Senior Vice President - Finance	2007	263,462		—	155,037	(d)	178,750	(e)	13,745	(g)	610,993

Corey G Prestidge	2008	207,692	(h)	50,000	—		—		—		257,692
General Counsel & Secretary

Greg Vanek	2008	275,000		55,000	—		—		20,796	(i)	350,796
President of NLASCO, Inc.	2007	275,000		—	155,037	(d)	206,250	(e)	19,063	(i)	655,350

(a)          Represents discretionary bonuses paid for services performed during 2008.

(b)         Represent the 2007 and 2006 FAS 123(R) expense recognized for stock options granted in fiscal 2007 and 2006, respectively.  For more information regarding outstanding stock options held by the named executive officers, refer to the section “Outstanding Equity Awards at Fiscal Year-End” below.

(c)          Represent stock options granted in July 2006 and March 2007 to Mr. Willard.  Pursuant to the terms of their issuance, these stock options were to vest in equal installments over a three year period; however, pursuant to the plan and agreements governing their issuance, all unvested shares of these stock options became fully vested on July 31, 2007, as a result of the consummation of the sale of substantially all of our assets on that date.

(d)         Represent stock options to purchase 50,000 shares of common stock at an exercise price of $12.06 per share granted on October 25, 2007 to each of Messrs. Parmenter and Vanek.  Pursuant to the terms of their issuance, these options vest in five equal installments on October 25, 2007, 2008, 2009, 2010 and 2011.

(e)          Represent the cash awards earned for 2007 and 2006 performance, as applicable, under the management incentive plan.  For more information regarding this plan, see “Management Incentive Plan” below.

(f)            Represent the aggregate payments and amounts attributed to Mr. Willard for income tax purposes, on a tax grossed-up basis, made by the Company in 2008, 2007 and 2006 to reimburse Mr. Willard for housing (2008-$175,774; 2007 -$98,241; 2006 -$58,522), private aircraft (2007—$15,179; 2006—$8,017) and auto (2008-$18,519; 2007—$18,178; 2006—$19,855) use.  Prior to August 2007, this related to costs incurred by Mr. Willard in connection with his travel to, and time in, Colorado.  In connection with Mr. Willard’s and the Company’s relocation to Texas in August 2007, the Company continues to provide Mr. Willard with an apartment and certain auto transportation needs for his use in Texas.

(g)         Represents aggregate payments made by the Company to Mr. Parmenter in 2008 and 2007 to reimburse Mr. Parmenter for housing (2008 - $15,000; 2007 - $19,063) in connection with his relocation to Texas (2008 relocation reimbursement - $53,764).

(h)         Represents annual salary of $225,000, prorated for service from January 21, 2008 to December 31, 2008.

(i)             Represent aggregate payments and amounts attributed to Mr. Vanek for income tax purposes, on a taxed grossed-up basis, made by the Company in 2008 and 2007 to reimburse Mr. Vanek for country club dues (2008 - $6,396; 2007 - $5,863) and Mr. Vanek’s car allowance (2008 - $14,400; 2007 - $13,200).

Grants of Plan-Based Awards

The following table supplements the Summary Compensation Table, providing information concerning incentive compensation opportunities provided to each named executive officer during 2008.  For more information regarding these annual and long-term incentive plan awards, refer to “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

Grants of Plan-Based Awards Table for 2008

		Estimated future payouts
		under non-equity incentive plan awards (b)
		Threshold	Target	Maximum
Name	Grant Date (a)	($)	($)	($)

Greg Vanek	March 6, 2008	—	103,125	206,250
President of NLASCO, Inc.

(a)          Represent the effective date of grant of cash bonus awards under the management incentive plan.  See below for a further discussion of this plan.  Grants of non-equity incentive plan awards (cash bonuses) are disclosed as of January 1, 2008, the date of commencement of the bonus period, although the specific parameters for their issuance were approved by the compensation committee at its March 6, 2008 meeting.

(b)         Represent the value of potential payments under the management incentive plan to each of the named executive officers based on 2008 performance.  Management incentive award amounts shown above represent potential awards that may have been earned based on performance during 2008.  The actual management incentive plan awards earned for 2008 are reported in the “Summary Compensation Table” above.  For more information regarding the management incentive plan, see below and also refer to “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement.

Management Incentive Plan

We have adopted a management incentive plan, which provides for cash bonus awards to those key employees of us and our subsidiaries selected by our Compensation Committee for participation in the plan.  A participant may receive a cash bonus under the management incentive plan based upon the attainment, during each performance period, of performance objectives that are established by our Compensation Committee.  These performance objectives may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•              total stockholder return;

•              earnings per share (which may include the manner in which such earnings goals were met);

•              net income (before or after taxes);

•              earnings before interest, taxes, depreciation and amortization;

•              revenues;

•              return on assets;

•              market share;

•              business plan goals;

•              cost reduction goals;

•              funds from operations; or

•              any combination of, or a specified increase in, any of the foregoing.

Performance objectives may be applied to one or more of the following, among others: our company as a whole, any of our subsidiaries or affiliates or any of our divisions or strategic business units, and may be applied to performance relative to a market index or a group of other companies.  The Compensation Committee possesses the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events.  The performance goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned and a maximum level of performance beyond which no additional compensation will be earned.

The amount of each participant’s bonus will be based upon a bonus formula determined by our Compensation Committee, in its sole discretion, that ties such bonus to the attainment of the applicable performance goals, and will, unless otherwise determined by our Compensation Committee, range from 75% to 125% of certain specified target amounts.  Under the management incentive plan, none of our executive officers may receive a bonus payment for any performance period that exceeds 125% of his base salary.  Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period will be conditioned upon the participant’s continued employment on the last day of the performance period.  In the event of a change in control (as defined in the management incentive plan), the performance period then in effect will be deemed to have been completed, the maximum level of performance will be deemed to have been achieved and all participants will receive payment within ten business days after the change in control, regardless of whether the individual is then employed by us or any of our affiliates.  We may amend, suspend or terminate the management incentive plan at any time, provided that no amendment of the plan may adversely affect an award granted prior to the amendment without the participant’s consent.

2003 Equity Incentive Plan

On December 23, 2003, we adopted the 2003 equity incentive plan, which provides for the grant of equity-based incentives, including restricted shares of our common stock, stock options, grants of shares and other equity-based awards, to our directors, officers and other employees and those of our subsidiaries selected by our Compensation Committee for participation in the plan.  At inception, 1,992,387 shares were authorized for grant pursuant to this plan.  All shares outstanding, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited.  No participant in our 2003 equity incentive plan may be granted awards in any fiscal year covering more than 500,000 shares of our common stock.

The 2003 equity incentive plan is administered by our Compensation Committee, which has the discretion, among other things, to determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards.  Performance objectives may be applied to one or more of the following, among others: our company as a whole, any of our subsidiaries or affiliates or any of our divisions or strategic business units, or may be applied to performance relative to a market index or a group of other companies.  The Compensation Committee possesses the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events.  The 2003 equity incentive plan provides that in no event will the Compensation Committee be authorized to reprice stock options, or to lower the base or exercise price of any other award granted under the plan, without obtaining the approval of our stockholders.

Stock options granted under the 2003 equity incentive plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options.  Generally, holders of restricted stock will be entitled to vote and receive dividends on their restricted shares, but our Compensation Committee may determine, in its discretion, that dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock.  Except as otherwise permitted by our Compensation Committee, awards granted under the 2003 equity incentive plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant or, upon the participant’s death, by his or her estate.  Director compensation that is paid in the form of our common stock, whether at our or the director’s election, is issued through this plan.

In the event of a change in control of us (as defined in the 2003 equity incentive plan), all awards then outstanding under the 2003 equity incentive plan will become vested and, if applicable, exercisable, and any performance goals imposed with respect to then-outstanding awards will be deemed to be fully achieved.  On July 31, 2007, a change in control of us (as defined in 2003 equity incentive plan) occurred as a result of the sale of substantially all of our assets on that date.  Accordingly, all awards then outstanding became fully vested.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information pertaining to all outstanding equity awards held by the named executive officers as of December 31, 2008, which consisted solely of stock options awarded during 2006 and 2007.

Outstanding Equity Awards at Fiscal Year-End 2008

		Option Awards
		Number of securities underlying unexercised options		Number of securities underlying unexercised options	Option exercise
		(#)		(#)	price (c)	Option
Name	Grant Date	exercisable		unexercisable	($)	expiration date

Larry D. Willard	July 27, 2006	200,000	(a)	—	10.74	July 27, 2016
President and Chief Executive Officer	March 8, 2007	10,000	(a)	—	11.28	July 27, 2016

Darren Parmenter	October 25, 2007	20,000	(b)	30,000	12.06	October 25, 2012
Senior Vice Presidnet - Finance

Greg Vanek	October 25, 2007	20,000	(b)	30,000	12.06	October 25, 2012
President of NLASCO, Inc.

(a)          These stock options became fully vested and exercisable as result of the sale of substantially all of our assets on July 31, 2007.

(b)         These stock options vest in five equal installments on each of October 25, 2007, 2008, 2009, 2010 and 2011.

(c)          Represent the exercise prices of stock options held by the named executive officers, which are the closing market prices of Company common stock on the dates of grant of the stock options.

Option Exercises and Stock Vested

No named executive officer exercised any stock options in 2008.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Set forth below is a summary of the employment agreement with Mr. Parmenter, the severance agreement with Mr. Kreider and a description of benefits payable following a change of control.  The Compensation Committee believes that the arrangements described below serve our interests and the interests of our stockholders because they help secure the continued employment and dedication of our senior officers prior to or following a change of control without concern for his own continued employment.  We believe that it is in the best interest of our stockholders to have plans in place that will allow management to pursue all alternatives for us without undue concern for their own financial security.  We also believe that these agreements and arrangements are important as recruiting and retention devices, as most companies with which we compete for executive talent have similar agreements or arrangements in place for their senior employees.

Employment Contract

On August 15, 2007, we entered into an employment agreement with Darren Parmenter.  The employment agreement is for a term of three years with an annual base salary of $275,000.  Additionally, in accordance with the agreement, Mr. Parmenter is entitled to participate in all of our management incentive bonus plans and receive any annual performance bonus awarded to him by the Board of Directors pursuant to such plan.  The employment agreement provides that if Mr. Parmenter is terminated without reasonable cause, he will be entitled to (i) full vesting of any bonus or equity incentive awards, (ii) health benefits for a period of 18 months and (iii) a lump sum payment of (a) any accrued but unused vacation time, (b) one year of base salary, (c) the average annual bonus earned during the term of the agreement, and (d) the pro rata portion of the bonus for the year in which the termination occurs.  The employment agreement also provides that if Mr. Parmenter is terminated as a result of his death or disability, he, or his estate, will be entitled to (i) full vesting of any bonus or equity incentive awards, (ii) in the case of disability, continued health benefits for a period of 18 months and (iii) a lump sum payment of (a) any earned but unpaid salary and previously accrued but unpaid bonuses and (b) the pro rata portion of the bonus for the year in which the termination occurs. The employment agreement also provides that we shall pay Mr. Parmenter all accrued but unpaid amounts, if any, to which he is entitled under any of our compensation or benefit plans.

Under the employment agreement, Mr. Parmenter has agreed that during the period of employment and for twelve months following his termination: (i) he will not solicit any person who is employed by us or any of our affiliates or otherwise interfere with our employee relations; and (ii) he will not contact any of our customers, suppliers or other business contacts or otherwise interfere with our customer or supplier relations.  Mr. Parmenter also has agreed all confidential records, material and information concerning us or our affiliates shall remain our exclusive property and Mr. Parmenter shall not divulge such information to any person.

Severance Agreement

We entered into a severance agreement, effective as of February 18, 2004, with Lawrence Kreider, our former Chief Financial Officer.  This severance agreement had a term of three years, with automatic one-year renewals commencing on the first anniversary of the severance agreement, unless either party to the agreement provided 60 days notice of non-renewal.  The severance agreement provided that if, prior to a change in control, the executive’s employment was terminated by us other than for “cause” (as defined in the severance agreement) or by the executive for any reason, the executive was entitled to receive continued payment of his then-current base salary, paid in accordance with our ordinary payroll schedule, for the one-year period immediately following termination of employment.  As a result of Mr. Kreider’s resignation in June 2007, we were obligated to pay Mr. Kreider his 2007 base salary ($330,000) in accordance with our ordinary payroll schedule for the one year period immediately following his resignation.  Due to his resignation prior to the consummation of the transaction that resulted in the change in control of us, however, his unvested restricted stock and all of his stock options were forfeited.

This severance agreement also contained confidentiality provisions that apply indefinitely, and non-competition and non-solicitation provisions that apply during the employment period and for a one-year period thereafter.  The severance agreement required us make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive pursuant to his severance agreement or otherwise in connection with a change in control would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code.

Accelerated Benefits Upon a Change of Control

The non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon a change of control or the death of the option holder.  Our 2003 equity incentive plan has a complex definition of “change in control.”  Generally speaking, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 50% or more of the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets is consummated.

Our 2003 equity incentive plan is a “single-trigger” plan, meaning that stock option acceleration occurs upon a change of control even if the option holder remains with us after the control change, regardless of whether options are assumed or substituted by the surviving company.  On July 31, 2007, all stock option awards under our 2003 equity incentive plan outstanding before the completion of the sale of substantially all of our assets vested in full.

The following table provides a quantitative delineation of monetary benefits from benefit plan acceleration that may be realized by our named executive officers currently employed by us, if a change of control event, as defined in the plan(s), had occurred on the last business day of 2008.

In addition to acceleration of benefits upon a change of control event, the non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon the death of the option holder.  No other rights of acceleration are provided for under the terms of the Company’s benefit plans.

The following table also provides the amounts of benefits a named executive officer would receive under his or her employment agreement in the event that his or her employment agreement was terminated by the officer or the new controlling party following a change-in-control.

Accelerated Benefits Upon a Change of Control Table 2008

	Cash Payments				Option Awards
	Due under Employment Agreement		Due under Mangement Incentive Plan (a)		Value realized on acceleration and exercise under benefit plans(s) (b)
Name	($)		($)		($)

Darren Parmenter	$430,512	(c)	—		—	(e)
Senior Vice President - Finance

Greg Vanek	—		206,250	(d)	—	(e)
President of NLASCO, Inc.

(a)          Pursuant to the provisions of the management incentive plan under which cash bonus awards are made, if a change of control event, as defined under the plan, were to occur while any awards under the plan remain outstanding, then any applicable performance period would be deemed to have been completed and the respective performance goals would be deemed to have been fulfilled at the maximum level of performance set forth therein.  Under such circumstances, each participant in the bonus plan would be entitled to payment of the pro-rata portion of such bonus amount, payable within ten business days following such a change of control event, regardless of whether then employed by the Company.  The Company would have the right to withhold from any bonus amounts to be paid any taxes it may be required to withhold or to make such other arrangements for withholding as it deems satisfactory.

(b)         Pursuant to the provisions of the 2003 equity incentive plan under which issuances of stock option awards are made, if a change of control event, as defined under the plan, were to occur, all awards then outstanding would become vested and, if applicable, exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.  The Company has the discretion to require payment by the option holder of any amount it deems necessary to satisfy its liability to withhold income or any other taxes incurred by reason of exercise of options.  Further, pursuant to the terms of the non-qualified stock option agreements that govern the issuance of options, upon the death of the option holder all options become fully vested and exercisable.

(c)          Represents that amount that would have been due to Mr. Parmenter under his employment agreement if he terminated the employment agreement for “good cause,” or he was terminated for other than cause, on the last business day of 2008.  Assumes the following (i) no accrued, but unpaid bonuses because all bonuses currently awarded to Hilltop named executive officers are discretionary, (ii) ten unused vacation days, (iii) no bonus for current year since it is discretionary, and (iv) cost of COBRA would be $2,000 per month for 18 months.

(d)         Represents the amount of cash bonus that would have been due to Mr. Vanek under the management incentive plan upon a change in control, if the event occurred on the last business day of 2008.

(e)          Represents the value of unvested stock option grants that would vest upon a change in control, assuming a change of control event on the last business day of 2008.  The value realized assumes the exercise of all their respective stock options that became vested as a result of the event and is calculated as the difference between the option exercise price per share and the closing market price on December 31, 2008 ($9.74).

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, directors Rhodes Bobbitt, W. Joris Brinkerhoff and William T. Hill, Jr. served on the Compensation Committee.  During fiscal year 2008:

•                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee;

•                  none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee; and

•                  none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who beneficially own more than ten percent of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from our officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2008, applicable to our officers, directors and greater than ten percent beneficial owners were satisfied, except that:

•                  each of Messrs. Brinkerhoff, Staff and Webb were late in filing one Form 4 to report director compensation shares that were awarded to them in January 2008; and

•                  each of Messrs. Hill, Nichols, Vanek and Prestidge was late in filing his Form 3.

Based on written representations from our officers and directors, we believe that all Forms 5 for directors, officers and greater than ten percent beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Transaction with related persons are governed by our Code of Business Conduct and Ethics, which applies to all officers, directors and employees.  This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions.  Waiver of the policies set forth in this code will only be permitted when circumstances warrant.  Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Board of Directors, as a whole, or the Audit Committee of the Board of Directors and must be promptly disclosed as required by applicable law or regulation.  Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Management Services Agreement

On April 28, 2008, but effective as of January 1, 2008, we entered into a Management Services Agreement with Diamond A Administration Company LLC, or Diamond A, an affiliate of Gerald J. Ford, our current Chairman of the Board and the beneficial owner of 26.7% of our common stock as of April 9, 2009.  Pursuant to this Management Services Agreement, Diamond A provides certain management services to us and our subsidiaries, including, among others, financial and acquisition evaluation.  These services are provided to us at a cost of

$100,000 per month, plus reasonable out-of-pocket expenses.  This agreement continues in effect until December 31, 2009;  provided, however, either party may terminate the agreement upon thirty days’ prior notice to the other.

We also agreed to indemnify and hold harmless Diamond A for its performance or provision of these services, except for gross negligence and willful misconduct.  Further, Diamond A’s maximum aggregate liability for damages under this agreement is limited to the amounts paid to Diamond A under this agreement during twelve months prior to that cause of action.

The NLASCO Acquisition

ARC Insurance Holdings Inc., or Holdings, a subsidiary of us, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust, on the other hand, entered into a stock purchase agreement, dated as of October 6, 2006, or the NLASCO Agreement.  Pursuant to the NLASCO Agreement, on January 31, 2007, Holdings acquired all of the outstanding shares of capital stock of NLASCO, Inc., or NLASCO, a privately held property and casualty insurance holding company domiciled in the state of Texas.  In exchange for the stock, NLASCO’s shareholders, consisting of C. Clifton Robinson and affiliates, as specified above, received $105.75 million in cash and 1,218,880 shares of our common stock issued to Mr. Robinson, for a total consideration of $122.0 million.  The NLASCO Agreement included customary representations, warranties and covenants, as well as indemnification provisions, and the purchase price is subject to specified post-closing adjustments that have the potential to either increase or reduce the aggregate consideration paid by Holdings and us in this regard.  The parties also entered into several ancillary agreements, including a non-competition agreement, a registration rights agreement, a release, employment agreements and a share lock-up agreement.

In order to raise $80.0 million to provide a source of funding for a portion of the acquisition of NLASCO, we conducted a rights offering to our stockholders.  In the rights offering, all holders of our common stock as of the date of record, December 19, 2006, received one non-transferable right to purchase 0.242 shares of our common stock for each share held.  The price at which the additional shares were purchased was $8.00 per share.  The rights offering expired on January 23, 2007, and we issued approximately 7.8 million shares of our common stock to existing stockholders upon completion of the rights offering.  In addition, Gerald J. Ford, one of our directors and the beneficial owner of approximately 16.0% of our common stock as of the record date, through an affiliate, Hunter’s Glen/Ford, Ltd., backstopped the rights offering.  This means it agreed to purchase all shares of common stock that remained unsubscribed for in the rights offering (other than those beneficially acquired by Mr. Ford in a private placement).  Pursuant to that backstop, Hunter’s Glen/Ford, Ltd. purchased 391,549 shares that were not purchased in the rights offering by the stockholders of record on the record date at the rights offering price per share of $8.00.  Mr. Ford, directly and through an affiliate, ARC Diamond, LP, agreed to purchase in a private placement the full number of shares of our common stock that they would otherwise have been entitled to subscribe for in the rights offering at $8.00 per share.  Accordingly, Mr. Ford, ARC Diamond LP and Hunter’s Glen/Ford, Ltd. acquired an aggregate of 1,759,400 additional shares of our common stock pursuant to this private placement.  As of April 9, 2009, Mr. Ford is deemed to be the beneficial owner of 15,048,102 shares of our common stock, or 26.7% of our outstanding common stock.

In addition, Flexpoint Fund, L.P., a fund managed by Flexpoint Partners, LLC of Chicago, Illinois, invested $20 million to purchase our common stock at the leading ten-day average market price of our common stock on the date the agreement was signed, subject to certain anti-dilution provisions.  Mr. Ford is a limited partner of Flexpoint Fund, L.P, which is managed by Flexpoint Partners, LLC.  As a limited partner, Mr. Ford is pari passu with all other limited partners and has no financial interest in, or management authority of, its managing general partner.

C. Clifton Robinson Relationship with the Company

In furtherance of the terms of the NLASCO Agreement, C. Clifton Robinson, Chairman of NLASCO and a member of our Board of Directors, entered into certain ancillary agreements with us, including, among others, an employment agreement, a non-competition agreement, a lock-up agreement and a registration rights agreement.

In conjunction with the closing of the NLASCO acquisition, NLASCO entered into an employment agreement with C. Clifton Robinson that provides that he will serve as chairman of NLASCO and will be paid $100,000 a year.  In addition, NLASCO entered into an employment agreement with Mr. Robinson’s son, Gordon B. Robinson, the former vice chairman and deputy chief executive officer of NLASCO, pursuant to which he will serve in an advisory capacity to NLASCO and for which he will be paid $100,000 per year.  Each employment agreement is for a one-year term with automatic one-year extensions by agreement of the parties.  Both of these agreements were extended for one year pursuant to their terms.  The employment agreements also include non-competition and non-solicitation provisions similar to that in the non-competition agreement discussed below, but with a term until two years after the termination of employment.  Further, each of the Robinsons entered into a non-competition agreement pursuant to which he has agreed not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend credit to, or render services to, any business whose products, services or activities compete with those of NLASCO or any of its subsidiaries within certain states.  Each non-competition agreement also includes customary non-solicitation provisions.  The term of the non-competition agreements is five years.  Finally, C. Clifton Robinson executed a share lock-up agreement pursuant to which he has agreed not to offer, sell, contract to sell, hypothecate, pledge, sell or grant any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, our common stock until 20 months after the closing date of the NLASCO acquisition.  Upon the closing of the NLASCO acquisition in January 2007, NLASCO became a wholly owned subsidiary of us.

In connection with the closing of our acquisition of NLASCO, and the issuance of shares of our common stock to Mr. Robinson, as described above, on January 31, 2007, we entered into a Registration Rights Agreement, or the Robinson Registration Rights Agreement, with Mr. Robinson.  In accordance with that agreement, we have agreed to prepare and file with the SEC, within 18 months after the date of the Robinson Registration Rights Agreement, a registration statement with respect to the resale of the 1,218,880 shares of our common stock issued to Mr. Robinson.

Mr. Robinson was elected to our board of directors in March 2007 pursuant to the terms of the NLASCO Agreement.

Assumption of NLASCO, Inc. Subsidiary Office Leases

With the acquisition of all of the capital stock of NLASCO, we also assumed all assets and liabilities of its wholly owned subsidiaries.  In that regard, we now lease office space for NLASCO and its affiliates in Waco, Texas from affiliates of Mr. Robinson, a member of our Board of Directors.  There are three separate leases.  The first lease is a month-to-month lease for office space at a rate of $900 per month.  The second lease is a month-to-month lease at a monthly rental rate of $3,500 per month.  The third lease requires payments of $40,408 per month and expires on December 31, 2009, but does have renewal options at the discretion of the lessee.  We are currently negotiating an amendment to this lease to extend the term for five years at the same rental rate.  Aggregate office space under lease with regard to the foregoing is approximately 33,800 square feet.

Consultant

On December 12, 2007, we granted 40,000 cash-settled stock appreciation rights, or SARs, to a related party consultant of the Company at an exercise price of $10.96 per share, the closing price of Company common stock on the New York Stock Exchange on the date of grant.  Under the terms of the grant, 20% of the SARs vested on the grant date, and the balance of the SARs vest ratably over a four-year period with 20% of the award amount vesting on the first anniversary of the award and 20% each anniversary thereafter.  The SARs have a term of five years from the date of the award.  Upon exercise, the consultant is entitled to receive in cash, the difference between the current market price and the exercise price.  Vesting is accelerated in certain circumstances, including in the event of the death of the award recipient or in the event of a change of control of the Company.  We currently are in the process of negotiating a consulting agreement with this consultant, whereby the SARs would be cancelled and the consultant would be paid $80,000 per year instead.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, or PwC, served as our independent registered public accounting firm during 2008 and has been selected to serve in that capacity for 2009, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable.  While stockholder ratification is not required for the selection of PwC as our independent registered public accounting firm, the selection is being submitted for ratification at the 2009 Annual Meeting of Stockholders, solely with a view toward soliciting our stockholders’ opinion.  This opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PwC is expected to be at our 2009 Annual Meeting of Stockholders to respond to appropriate questions and, if desired, to make a statement.

Vote Necessary to Ratify the Appointment

The appointment of PwC as our independent registered public accounting firm for 2009 will be ratified if this proposal receives an affirmative vote of a majority of the votes cast on the matter.  With respect to this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.  Under applicable rules, a broker will have the authority to vote for this proposal in the absence of instructions from the beneficial owner of the relevant shares.

Report of the Audit Committee

The Audit Committee of the Board of Directors of Hilltop currently consists of three directors and operates under a written charter adopted by the Board of Directors.  Hilltop considers all members to be independent as defined by the applicable NYSE listing standards and SEC regulations.  Management is responsible for Hilltop’s internal controls and the financial reporting process.  PricewaterhouseCoopers LLP, or PwC, Hilltop’s independent registered public accounting firm, is responsible for performing an independent audit of Hilltop’s consolidated financial statements in accordance with generally accepted auditing standards.  The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2008, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.  The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3526, and has discussed with PwC the issue of its independence from the Company.  The Audit Committee also concluded that PwC’s provision of audit and non-audit services to the Company and its affiliates is compatible with PwC’s independence.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussion with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

This report has been furnished by the members of the Audit Committee.

Charles R. Cummings (Chairman)                       Rhodes Bobbitt                       J. Markham Green

Independent Auditor’s Fees

For the fiscal years ended December 31, 2008 and 2007, the total fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	Fiscal Year Ended
	2008	2007

Audit Fees	$923,500	$1,903,360
Audit-Related Fees	55,000	97,000
Tax Fees	—	—
All Other Fees	2,400	2,400
Total	$980,900	$2,002,760

Audit Fees

Represents fees billed for the audit of the Company’s consolidated financial statements for the years ended December 31, 2008 and 2007, for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to comfort letters and consents associated with SEC registration statements for the Company, including our operating partnership subsidiary, Affordable Residential Communities LP. The decrease in fees from 2008 to 2007 is primarily attributable to the completion of SOX work related to the NLASCO acquisition in 2007.

Audit-Related Fee

In 2008 and 2007, these fees related to due diligence work performed in connection with proposed acquisitions in 2008 and our acquisition of NLASCO, Inc. in January 2007.

All Other Fees

In 2008 and 2007, these fees related to subscriptions for accounting references and financial statement disclosure checklists.

Audit Committee Pre-Approval Policy.

In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by PricewaterhouseCoopers LLP to ensure that the work does not compromise its independence in performing their audit services.  The Audit Committee also reviews and pre-approves all audit services.  In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget.  In other cases, the Chairman of the Audit Committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  No services were provided by PricewaterhouseCoopers LLP during either 2008 or 2007 that fell under this provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

STOCKHOLDER PROPOSALS FOR 2010

Stockholder proposals intended to be presented at our 2010 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us at our principal executive offices no later than 5:00 p.m., Dallas, Texas time, on December 31, 2009 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2010 proxy statement and proxy.

In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 to be considered “timely” for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934, the nomination or proposal must be received by us at our principal executive offices not before December 31, 2009, and not later than 5:00 p.m. Dallas, Texas time, on January 30, 2010; provided, however, that in the event that the date of the 2010 annual meeting is not within 30 days before or after June 4, 2010, notice by the stockholder in order to be timely must be received not earlier than the 120th day prior to the date of the 2010 annual meeting and later than the close of business on the 90th day prior to the date of the 2010 annual meeting or the tenth day following the day on which public announcement of the date of the 2010 annual meeting is first made, whichever is later.  Stockholders are advised to review our charter and bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our corporate Secretary at the address listed under “Questions” below.

OTHER MATTERS

Our Board of Directors knows of no other matters that have been submitted for consideration at this annual meeting.  If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 IS INCLUDED WITH THIS PROXY STATEMENT BUT SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL.  A COPY OF THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K ALSO IS AVAILABLE WITHOUT CHARGE FROM OUR COMPANY WEBSITE AT WWW.HILLTOP-HOLDINGS.COM OR UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, HILLTOP HOLDINGS INC., 200 CRESCENT COURT, SUITE 1330, DALLAS, TEXAS 75201.

QUESTIONS

If you have questions or need more information about the annual meeting, you may write to:

Corporate Secretary
Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201

You may also call us at (214) 855-2177.  We also invite you to visit our website at www.hilltop-holdings.com.

200 Crescent Court, Suite 1330

Dallas, Texas 75201

Telephone:  (214) 855-2177

Facsimile:  (214) 855-2173

IMPORTANT

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

0

HILLTOP HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders to be held on June 4, 2009

The undersigned hereby appoints Larry D. Willard and Corey G. Prestidge, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of Hilltop Holdings Inc. to be held on Thursday, June 4, 2009, at 10:00 a.m., local Dallas, Texas time, at 200 Crescent Court, 17th Floor, Dallas, Texas 75201 and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers that the undersigned would have if personally present thereat.

When this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed on the reverse side. Unless a contrary direction is indicated, the votes entitled to be cast by the undersigned will be cast “FOR” all nominees listed in Proposal One and “FOR” Proposal Two. The proxies are hereby authorized to vote in their discretion on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

HILLTOP HOLDINGS INC.

June 4, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at - http://phx.corporate-ir.net/phoenix.zhtml?c=147468&p=proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

21230000000000000000 8	060409

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of directors to serve on our Board of Directors.

NOMINEES:
☐	FOR ALL NOMINEES	☐ Rhodes Bobbitt
☐ W. Joris Brinkerhoff
☐	WITHHOLD AUTHORITY	☐ Charles R. Cummings
	FOR ALL NOMINEES	☐ Gerald J. Ford
☐ J. Markham Green
☐	FOR ALL EXCEPT	☐ Jess T. Hay
	(See instructions below)	☐ William T. Hill, Jr.
☐ W. Robert Nichols
☐ C. Clifton Robinson
☐ James R. Staff
☐ Carl B. Webb
☐ Larry D. Willard

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as Hilltop Holdings Inc.’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

3. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

When this proxy is properly executed, the votes entitled to be cast by the undersigned will be cast in the manner directed. Unless a contrary direction is indicated, the votes entitled to be cast by the undersigned will be cast “FOR” all nominees listed in Proposal One and “FOR” Proposal Two. The proxies are hereby authorized to vote in their discretion on such other matters as may properly come before the meeting or any postponements or adjournments thereof.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, the terms of each of which are incorporated by reference, and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth herein.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.